Exhibit 99

PRIMEDIA RECEIVES FINANCING COMMITMENT FOR A $350
MILLION SENIOR SECURED CREDIT FACILITY

NEW YORK, NY (July 11, 2007) -- PRIMEDIA Inc. (NYSE: PRM) today announced that it has received a financing commitment from Credit Suisse, Bank of New York, Lehman Brothers and Citigroup to support its continuing operations at Consumer Source Inc.

The financing is expected to consist of a $350 million senior secured credit facility, including a $100 million revolving loan facility and a $250 million term loan.  The net proceeds of the credit facility combined with the net proceeds expected to be received upon the completion of the sale of PRIMEDIA Enthusiast Media are planned to be used to repay existing indebtedness, related prepayment fees, provide for a one-time dividend of approximately $96 million to PRIMEDIA shareholders, pay transaction expenses and provide access to additional growth capital to support the Company's business plan.  In addition, the Company plans on instituting an ongoing dividend in a range of approximately 50-70% of free cash flow.

The Company expects the refinancing to close in late July or early August 2007.  Since all of the terms of the credit facilities are currently under negotiation and the dividend policy still remains subject to final approval of the Board of Directors of PRIMEDIA, there can be no assurance that the final terms of the credit facilities and dividends will be as described above.

About PRIMEDIA

PRIMEDIA Inc. is the parent company of Consumer Source Inc., the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide, and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 60,000 locations. Consumer Source owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com; and America's largest online single unit rental property business, comprised of RentClicks.com, RentalHouses.com, HomeRentalAds.com, and Rentals.com.

Forward-Looking Statements

This release contains forward-looking statements as that term is used under the federal securities laws. These forward-looking statements are based on the current assumptions, expectations and projections of the Company's management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management's best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Media: Josh Hochberg, 212-446-1892

Investor Relations: Eric M. Leeds, 212-745-1885